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Exhibit 10.13

NEWCO LS6, INC.
150 CambridgePark Drive
Cambridge, MA 02140

October 15, 2003

Stanley N. Lapidus
12 Old Evergreen Road
Bedford, NH 03110

Dear Stan:

        On behalf of Newco LS6, Inc. (the "Company"), I am delighted to offer you the position of President and Chief Executive Officer of the Company. In addition, we would like for you to be a member of the Company's Board of Directors. In consideration for all your services to be rendered to the Company, your initial annual salary will be $150,000, paid in accordance with the Company's normal payroll policies. Upon the closing of the Company's Series A financing, your annual salary will be increased to $225,000.

        In addition to your salary as described above, you will receive an equity grant of 2,000,000 shares of the Company's common stock which will be issued in the form of a stock purchase in accordance with the Company's standard equity agreements, subject to the approval of the Company's Board of Directors. This equity grant will be at a purchase price of $.001 per share and will vest as follows: 25% on August 31, 2004 with the remaining 75% vesting at a rate of 2.0833333% per month from September 1, 2004 through August 31, 2007. Notwithstanding the forgoing, in the event that your employment with the Company is terminated without Cause (as defined below) at any time after 6 months from your start date, the amount of vested shares shall be recalculated as if the initial grant had vested as follows: 12.5% on February 28, 2004 with the remaining 87.5% vesting at a rate of 2.9166666% per month thereafter. Whether your employment is terminated by the Company without Cause or by you voluntarily, so long as you then maintain a business relationship with the Company (either as a Director, consultant or the like) the equity grant will continue to vest. In the event that such business relationship is continued for at least 12 months following the termination of your role as President and CEO, then, if your business relationship is terminated by the Company without Cause or by you voluntarily, 50% of your then unvested shares shall become vested and further vesting shall cease. For the purpose of this letter, the term Cause shall mean (i) gross negligence in the performance of your duties as an employee and officer of the Company (as determined by a majority of the directors of the Company other than, if applicable, you) or (ii) conviction of criminal misconduct by you in connection with the performance of your duties as an employee and officer of the Company.

        In addition to the grant of the 2,000,000 shares referenced above, on or after the Series A financing, you will have the right to purchase up to an additional 500,000 shares of stock of the company (either Common Stock or Preferred Stock) at the then fair market value of such stock, provided, that as part of this right to purchase 500,000 shares, you purchase a minimum of $100,000 of Series A Preferred Stock, and provided further, that any purchase of Preferred Stock be part of an investor lead financing.

        You will be eligible to participate in the Company's benefit plans to the same extent as, and subject to the same terms, conditions and limitations applicable to, other Company employees of similar rank and tenure. Summaries of each of the Company's benefit plans are available to you. In addition, you will be reimbursed for all reasonable out-of-pocket expenses incurred during the performance of your duties, in accordance with the Company's reimbursement policies as established or modified from time to time. Furthermore, from the closing of the Series A financing until the second anniversary of such closing, so long as the Company is located in the Boston/Cambridge area, you will receive a local housing allowance of up to $3,000 per month for the rental of a furnished 1 bedroom apartment. At the expiration of the two-year period, the Board will revisit this allowance.

        Nothing herein shall create any obligation on the part of the Company, or any other person, to continue your employment for any period of time. Your employment with the Company is at-will, which means either the Company or you may terminate your employment relationship with the Company at any time and for any or no reason, with or without cause, and with or without notice.

        As part of your employment with the Company, you will be exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company and its present and prospective clients. As a result, in order to protect the Company's legitimate business interests, you agree, as a condition of your employment, to enter into an Employee Non-Disclosure Agreement and a Non-Competition & Non-Solicitation Agreement, which is enclosed for your review and execution by the first day of your employment.

        Please acknowledge acceptance of this offer letter by signing and indicating your start date below.

        Stan, we look forward to having you at the helm of this exciting new venture.

                      Very truly yours,

                      /s/ NOUBAR B. AFEYAN
                      Noubar B. Afeyan
                      President

Accepted and Agreed to:

/s/ STANLEY N. LAPIDUS Stanley N. Lapidus
10/21/03 Start Date

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  Exhibit 10.13